            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our reports dated July 20, 2005, relating to the financial statements and financial highlights which appear in the May 31, 2005
Annual Reports to Shareholders of the High-Yield Municipal Fund, Arizona
Municipal Bond Fund, Florida Municipal Bond Fund, Tax-Free Bond Fund and
Tax-Free Money Market Fund, which are also incorporated by reference into the
Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm"
and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, Missouri
September 26, 2005